EXHIBIT 10(n)

GUARANTY

Effective this 17th day of October, 2007 (“Effective Date”), the undersigned (“Guarantor”) hereby unconditionally and irrevocably guarantees the full and punctual payment and performance of all obligations of Legacy Marketing Group, Inc. (“LMG”) under the Asset Purchase Agreement between LMG and Transaction Applications Group, Inc. (“TAG”) dated the date hereof (the “Agreement”) and each of the other “LMG Documents” identified in the Agreement. Upon failure by LMG to pay or perform punctually any such obligation, Guarantor shall forthwith on demand pay or perform the obligation in the manner specified in the Agreement.  This Guaranty is a guaranty of performance and payment and not of collection, and TAG shall not be required to exhaust any right or remedy or take any action against LMG or any other person or entity before enforcing this Guaranty.

The obligations of Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:  (a) any compromise, waiver or release in respect of any obligation of LMG; (b) any modification, restatement or waiver of any LMG Document or the schedules, exhibits and other documents related hereto; (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting LMG or its assets or any resulting release or discharge of any obligation of LMG; (d) the existence of any claim, set-off or other rights which Guarantor may have at any time against LMG, TAG, Perot Systems Corporation or any other person or entity, whether in connection herewith or any unrelated transactions; (e) any invalidity or unenforceability relating to or against LMG; or (f) any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Guarantor’s or LMG’s obligations hereunder or defense of a surety, except for indefeasible payment in full.

Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest, notice of acceleration or the intent to accelerate and any other notice not provided for in this Guaranty.

Guarantor will not assert or exercise any rights against LMG to recover the amount of any payment made or cost of performance incurred by Guarantor to TAG hereunder by way of subrogation, reimbursement, contribution, indemnity, or otherwise arising by contract or operation of law, and Guarantor shall not have any right or recourse to or any claim against the property of LMG, unless and until the obligations of LMG have been satisfied in full.  If any amount is paid to Guarantor on account of subrogation rights under this Guaranty at any time when all obligations owing to TAG under the LMG Documents have not been indefeasibly paid or performed in full, the amount shall be held in trust for the benefit of TAG and shall be promptly paid to TAG to be credited and applied to such obligations.

If at any time any payment of any amount payable by LMG is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of LMG,  Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Guarantor acknowledges that TAG would not have entered into the Agreement and other LMG Documents and the schedules, exhibits and other documents related hereto but for Guarantor’s agreement to guarantee the obligations of LMG as set forth herein, and Guarantor acknowledges that it will receive a direct benefit from the transactions contemplated by the Agreement and other LMG Documents.

Intending to be legally bound, agreed to as of the Effective Date.

REGAN HOLDING CORPORATION

By:      /s/  R. Preston Pitts

Name   R. Preston Pitts

Title     President

Date:    10.17.07